Exhibit 21.1

LIST OF SUBSIDIARIES as of December 28, 2003

Entities Legal Name	State & Date Inc./ Organized	Owned by	Ownership %

Case Advertising, Inc.	Delaware 2/18/88	Consolidated	100%

CCBCC, Inc.	Delaware 12/20/93	Consolidated	100%

CCBCC Operations, LLC (“Operations”)	Delaware 10/14/2003	Consolidated	100%

CCBCC Vending, LLC	Delaware 9/25/03	Operations/Tennessee Soft Drink Production Company	100%

Chesapeake Treatment Company, LLC	North Carolina 6/5/95	Operations/Case Advertising, Inc.	100%

Coca-Cola Ventures, Inc.	Delaware 6/17/93	Consolidated	100%

Consolidated Beverage Co.	Delaware 1/8/97	Consolidated	100%

Consolidated Real Estate Group, LLC	North Carolina 01/04/2000	Consolidated	100%

Beverage Plus, LLC	North Carolina 10/02/2002	Consolidated	100%

Data Ventures, LLC	Delaware 03/12/1996	Consolidated	100%

Heath Oil Co., Inc.	South Carolina 9/9/86	Operations	100%

TXN, Inc.	Delaware 01/03/90	Data Ventures, LLC	100%

Tennessee Soft Drink Production Company	Tennessee 12/22/88	Operations	100%

LIST OF SUBSIDIARIES as of December 28, 2003

Entities Legal Name	State & Date Inc./ Organized	Owned by	Ownership %

Piedmont Coca-Cola Bottling Partnership (“Piedmont”)	Delaware 07/02/93	Coca-Cola Ventures, Inc.	77%

CCBC of Wilmington, Inc.	Delaware 06/17/93	Piedmont	100%